Exhibit 2.4

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT No. 2 to the Credit Agreement identified below (this “Second Amendment”) is entered into by and among:

BIOCERES S.A., an Argentinian company, domiciled at 210 bis Ocampo St, City of Rosario (the “Borrower”).

RASA HOLDING LLC, a Delaware limited liability company, domiciled at 1209 Orange St., Wilmington, New Castle, Delaware (19801), (“Guarantor”).

BAF LATAM CREDIT FUND B.V., domiciled at De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands, represented herein by the signatories indicated on the signature pages hereof, (the “Lender”).

WHEREAS,

(A)                               The Borrower, the Guarantor and the Lender are parties to the Credit Agreement dated as of September 12th, 2018, modified by a first amendment dated October 16th, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). terms used in this Second Amendment but not defined herein shall have the meanings given to such terms in the Credit Agreement.

(B)                               The Borrower and the Guarantor represent and warrant that, the aggregate amount of the Sums Due under the Credit Agreement is $ 11,700,531.25 (Dollars ELEVEN MILLION SEVEN HUNDRED THOUSAND FIVE HUNDRED AND THIRTY ONE with 25/100) without prejudice to the applicable interests until full payment - if applicable.

(C)                               The Borrower and the Guarantor have requested that the Lender agree to increase the Facility Amount.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

1.              Amendments

1.1.         Modify hereby the Preliminary Statements of the Credit Agreement, which shall remain as follows:

WHEREAS, the Borrower has requested that the Lender extend credit in the form of Loans to be advanced from time to time during the Availability Period, in an aggregate principal amount not in excess of $16,000,000.00 (Dollars SIXTEEN MILLION with 00/100), the proceeds of such Loans to be used to finance working capital;

1.2.         Modify hereby the definition of “Facility Amount” under Section ONE of the Credit Agreement, which remains as follows:

“Facility Amount” means the maximum aggregate principal amount of Loans that the Lender makes available to the Borrower under 2.03, as such amount may be reduced from time to time pursuant to 2.04. The initial Facility Amount is $16,000,000.00 (Dollars SIXTEEN MILLION with 00/100).

1.3.         Modify hereby Section 3.01 BIS (a) “Pledge Agreement”, of the Agreement, which remains as follows:

SECTION 3.01.BIS Pledge Agreement.

(a)           The Guarantor undertakes to pledge and grant to the Lender a continuing security interest in, all of its voting and economics rights, title and interest in the equity interests of shares representing at least 20% of the capital stock and votes of Rizobacter Argentina S.A. or a higher percentage of such capital stock whose valuation represents at least USD 30,000,000.00 at the date of the execution of the pledge agreement, considering for such valuation, parameters validated by an independent expert at Lender’s satisfaction (the “Share Pledge”) pursuant to a pledge agreement (the “Pledge Agreement”), having substantially the same terms as the form of pledge agreement attached hereto as Exhibit D, within 30 consecutive days from the execution of the Harvest Project (if the obligations assumed under the Credit Agreement and this Amendment were still pending) but no longer than February 20th 2019, or on February 20th, 2019, regardless of the occurrence of the Harvest Project has not been executed by such date, as long as the Credit Agreement and this Amendment shall remain unpaid.

2.              Representations and Warranties

The Borrower and the Guarantor, hereby certifies that (a) the representations and warranties contained in the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date, and (b) no event has occurred and is continuing that would constitute a Default or an Event of Default after giving effect to this Second Amendment.

3.              Miscellaneous

3.1.         This Second Amendment shall be a Loan Document for purposes of the Credit Agreement.

3.2.         The provisions of the Credit Agreement and each other Loan Document shall, save as modified by this Second Amendment, continue in full force and effect, and references in the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement as modified by this Second Amendment. This Second Amendment and the amendments hereunder do not imply and shall not be construed in any manner to constitute a novation of any of the obligations of the parties under the Credit Agreement.

3.3.         The Guarantor hereby acknowledges that (i) it has read this Second Amendment and consents to the terms hereof, (ii) hereby confirms and agrees that, notwithstanding the effectiveness of this Second Amendment, the obligations of the Guarantor under the Loan Documents shall not be impaired or affected by this Second Amendment, and (iii) each Loan Documents is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

3.4.         THIS SECOND AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SECOND AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION,2 SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

3.5.         This Second Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

3.6.         The provisions of ARTICLE X, Sections 10.01, 10.07 and 10.09 of the Credit Agreement shall apply, mutatis mutandis, to this Second Amendment as if set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective authorized officers as of January 30th, 2019.

as Borrower		as Lender

By:	/s/ Federico Trucco	By:
Name:	Federico Trucco	Name:
Title:	Attorney in fact	Title:

as Guarantor

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Attorney in fact